The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Subject to Completion. Dated August 9, 2011

Amendment No. 1 to Pricing Supplement No.          dated August 4, 2011 to the Prospectus dated July 6, 2011,

the Prospectus Supplement dated July 6, 2011 and

the Prospectus Supplement No. 931 dated July 6, 2011

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$
Autocallable Buffered Index-Linked Notes due
(Linked to the Worst of the S&P 500® Index and the Russell 2000® Index)

The amount that you will be paid on your notes, if any, will be based on the performance of the S&P 500® Index and the Russell 2000® Index (which we refer to as the index or indexes or the underlier or underliers, as the case may be), subject to some very significant conditions which are described below.

If, on any call observation date, the closing level of the worst performing index is equal to or greater than the initial level of such index (for each index, set on the trade date and may be higher or lower than the actual closing level of such index on the trade date), your notes will be automatically called. The worst performing index will be the index with the lowest index performance as measured from the trade date to the applicable call observation date. The index performance for an index will be determined as follows: For each index on any given trading day, we will subtract the initial level for such index from the closing level of such index on such trading day. Then, we will divide the result by the initial level for such index and express the resulting fraction as a percentage (which may be positive or negative).

There will be five call observation dates. The first scheduled call observation date is expected to be the first scheduled trading day three months after the original issue date and the remaining four call observation dates will occur every three months thereafter, ending on the date that is twelve months after the first scheduled call observation date, subject to adjustment. If your notes are automatically called on any call observation date, three business days after such call observation date, we will pay you for each $1,000 face amount of your notes an amount equal to the sum of (i) $1,000 plus (ii) the product of the call premium amount applicable to such call observation date times $1,000. The call premium amount applicable to each call observation date will be set on the trade date and is expected to be between 3.50% and 4.00% (resulting in a maximum payment of between $1,035.00 and $1,040.00 on any call payment date). As a result of this call feature, the return on your notes is capped and the maximum payment you could receive if your notes are automatically called will depend on the call premium amount set on the trade date and any coupon payments received during the term of your notes. If your notes are automatically called, you will not receive a coupon payment on your notes on the corresponding coupon payment date.

If your notes are not automatically called on any call observation date and the closing level of the worst performing index on the relevant coupon observation date (each of which will occur on the call observation dates, subject to adjustment) is equal to or greater than the coupon trigger level (70% of the initial level of the worst performing index), you will receive a coupon payment on your notes at a rate that will be set on the trade date and is expected to be between 3.50% and 4.00% of the face amount of your notes on the corresponding coupon payment date (set on the trade date, expected to be the third business day following each coupon observation date, subject to adjustment). Therefore, if on any coupon observation date the closing level of either index is less than the coupon trigger level, you will not receive a coupon payment on your notes on the corresponding coupon payment date.

If your notes are not automatically called on any call observation date, on the stated maturity date (set on the trade date and expected to be the third business day after the determination date, subject to adjustment) for each $1,000 face amount of your notes we will pay you an amount in cash equal to:

•

if the final level of the worst performing index on the determination date (set on the trade date and expected to be 18 months after the original issue date, subject to adjustment) is greater than or equal to 70% of the initial level for such index, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) between 3.50% and 4.00% (set on the trade date); or

•

if the final level of the worst performing index on the determination date is less than 70% of the initial level for such index, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the worst of return. The worst of return will be determined as follows: First, we will subtract the initial level of the worst performing index from the final level of the worst performing index. Then, we will divide the result by the initial level of the worst performing index and express the resulting fraction as a percentage.

Therefore, if the final level of either index is less than 70% of the initial level of such index, you will receive less than the face amount of your notes on the stated maturity date and you could lose all or a substantial portion of your investment in the notes. If the closing level of the worst performing index on any of the call observation dates is equal to or greater than the initial level for such index on such call observation date, your notes will automatically be called in whole prior to maturity and you will receive the face amount of your notes plus $1,000 times the call premium amount. The amount of the cash payment, if any, that you will receive at maturity will be based solely on the closing level of the worst performing index on the determination date and will be capped at the face amount of your notes plus $1,000 times the coupon rate. Depending on the volatility of the closing levels of the indexes, your notes may not be automatically called prior to the stated maturity date or the amount you receive on the stated maturity date may be less than the face amount of your notes, even though the average closing levels of the indexes during the life of the notes or even on the days just prior to or after the call observation dates or the determination date, as the case may be, are higher than each respective initial level.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 of this pricing supplement and the general terms of the notes found in “General Terms of the Underlier-Linked Autocallable Notes” on page S-61 of the accompanying prospectus supplement no. 931.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through November         , 2011. We encourage you to read “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes” on page S-46 of the accompanying prospectus supplement no. 931 and “Additional Risk Factors Specific to Your Notes” on page PS-10 of this pricing supplement so that you may better understand those risks.

Original issue date (settlement date):	, 2011	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus supplements or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

The Russell 2000® Index is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by The Goldman Sachs Group, Inc. The notes are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Pricing Supplement dated                    , 2011.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “notes”. Each of the notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include any of its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 6, 2011, as supplemented by the accompanying prospectus supplement, dated July 6, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 931” mean the accompanying prospectus supplement no. 931, dated July 6, 2011, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Autocallable Notes” on page S-61 of the accompanying prospectus supplement no. 931. Please note that certain features, as noted below, described in the accompanying prospectus supplement no. 931 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of prospectus supplement no. 931.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underliers: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); the Russell 2000® Index (Bloomberg symbol, “RTY”), as published by Russell Investment Group (“Russell”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 931:

•	type of notes: notes linked to the worst of two underliers

•	exchange rates: not applicable

•	averaging dates: not applicable

•	buffer level: yes, as described below

•	buffer rate: not applicable

•	buffer amount: not applicable

•	knock-out event: not applicable

•	interest: not applicable

•	coupon: yes, as described below

•	redemption right or price dependent redemption right: yes, as described below
•	cap level: not applicable

•	contingent minimum return: not applicable

Face amount: each note will have a face amount equal to $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Cash settlement amount (on any call payment date): if your notes are automatically called, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 multiplied by the call premium amount

Cash settlement amount (on the stated maturity date): if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:

•	if the final worst of level is greater than or equal to the buffer level, the sum of (i) $1,000 plus (ii) the product of $1,000 times the coupon rate

•	if the final worst of level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of $1,000 times the worst of return

The cash settlement amount described above supersedes the cash settlement amount that is described in the accompanying prospectus supplement no. 931.

Initial worst of underlier levels (to be set on the trade date and may be higher or lower than the actual closing levels of the underliers on the trade date):

Initial worst of level: on any given trading day, the initial worst of underlier level for the underlier with the lowest worst of underlier performance on such day

Final worst of underlier levels: for each underlier, the closing level on the determination date, except in the limited circumstances described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-81 of the accompanying prospectus supplement no. 931 and subject to adjustment as provided under “General Terms of the Underlier-Linked Autocallable Notes — Discontinuance or Modification of an Underlier” on page S-84 of the accompanying prospectus supplement no. 931

Final worst of level: the final worst of underlier level for the underlier with the lowest worst of underlier performance on the determination date

Worst of underlier performance: for each underlier on any given trading day, the quotient of (1) the closing level minus the initial worst of underlier level divided by (2) the initial worst of underlier level, expressed as a percentage

Worst of return: the quotient of (1) the final worst of level minus the initial worst of level divided by (2) the initial worst of level, expressed as a percentage

Buffer level: 70.00% of the initial worst of level

Call observation dates (to be set on the trade date): commencing on the first scheduled trading day three months after the original issue date and expected to occur every three months thereafter, ending twelve months after such first scheduled call observation date, subject to adjustment as described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Call Observation Dates” on page S-78 of the accompanying prospectus supplement no. 931

Call payment dates (to be set on the trade date): expected to be the third business day after the corresponding call observation date, each subject to postponement as described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Call Payment Dates” on page S-76 of the accompanying prospectus supplement no. 931

Call premium amount (to be set on the trade date): expected to be between 3.50% and 4.00% with respect to each call observation date

Call level: 100% of the initial worst of level with respect to each scheduled call observation date

Trade date:

Settlement date (original issue date): expected to be the third business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be the third business day after the determination date, subject to adjustment as described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Stated Maturity Date” on page S-76 of the accompanying prospectus supplement no. 931

Determination date (to be set on the trade date): a specified date that is expected to be eighteen months after the original issue date, subject to adjustment as described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Determination

Date” on page S-76 of the accompanying prospectus supplement no. 931

Coupon rate (to be set on the trade date): expected to be between 3.50% and 4.00%

The coupon payment on your notes will be based upon an absolute rate, not a per annum rate, and will not accrue on a constant basis. Instead, on each coupon payment date, for each $1,000 face amount of your notes, the coupon payment, if any, will equal the product of (i) the coupon rate times (ii) $1,000. If your notes are automatically called, you will not receive a coupon payment on your notes on the corresponding coupon payment date.

Coupon observation dates (to be set on the trade date): expected to be each call observation date, subject to postponement as described under “General Terms of the Underlier-Linked Autocallable Notes — Payment of Principal on Stated Maturity Date or Call Payment Dates, if Applicable — Coupon Observation Dates” on page S-83 of the accompanying prospectus supplement no. 931

Coupon payment dates (to be set on the trade date): expected to be the third business day after each call observation date, subject to an automatic call, and subject to postponement as described under “General Terms of the Underlier-Linked Autocallable Notes — Coupon Payments — Coupon Payment Dates” on page S-83 of the accompanying prospectus supplement no. 931

Coupon period: each period from and including each coupon payment date (or the original issue date in the case of the initial coupon period) to but excluding the next succeeding coupon payment date

Coupon trigger level: 70.00% of the initial worst of level

Regular record dates: the business day immediately preceding each coupon payment date

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Redemption: as described under “General Terms of the Underlier-Linked Autocallable Notes — Redemption of Your Notes” on page S-62 of the accompanying prospectus supplement no. 931 (except that if your notes are automatically called, you will not receive a coupon payment on your notes on the corresponding coupon payment date)

Closing level: as described under “General Terms of the Underlier-Linked Autocallable Notes —Special Calculation Provisions — Closing Level” on page S-87 of the accompanying prospectus supplement no. 931

Worst of closing level: for any given trading day, the closing level on such trading day of the underlier with the lowest worst of underlier performance

Business day: as described under “General Terms of the Underlier-Linked Autocallable Notes — Special Calculation Provisions — Business Day” on page S-87 of the accompanying prospectus supplement no. 931

Trading day: as described under “General Terms of the Underlier-Linked Autocallable Notes — Special Calculation Provisions — Trading Day” on page S-87 of the accompanying prospectus supplement no. 931

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-92 of the accompanying prospectus supplement no. 931

Supplemental discussion of federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a contingent income bearing prepaid derivative contract with respect to the underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-17 of this pricing supplement

ERISA: as described under “Employee Retirement Income Security Act” on page S-100 of the accompanying prospectus supplement no. 931

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-101 of the accompanying prospectus supplement no. 931; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            ;

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession

not in excess of         % of the face amount; we expect to deliver the notes against payment therefor in New York, New York on                     , 2011, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38143UXR7

ISIN no.: US38143UXR75

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant. The following table assumes your notes will not be called on any call observation date.

The examples below are based on a range of final worst of levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final worst of level will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of Any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the

Issue Price” on page S-47 of the accompanying prospectus supplement no. 931 and “Additional Risk Factors Specific to Your Notes Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page PS-10 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Buffer level	70% of the initial worst of level

Call level	100% of the initial worst of level

Coupon rate	3.50%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date or any call observation date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date and held to the stated maturity date

Notes are not called on any call observation date

Moreover, we have not yet set the initial worst of underlier levels that will serve as the baseline for determining the underlier returns and the amount that we will pay on your notes on a call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial worst of underlier levels may differ substantially from the underlier levels prior to the trade date and may be higher or lower than the actual closing levels of the underliers on the trade date.

For these reasons, the actual performance of the underliers over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.

For information about the historical levels of the underliers during recent periods, see “The Underliers — Historical High, Low and Closing Levels of the Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

In addition, the hypothetical examples shown below do not take into account the contingent coupon payments, if any, on your notes.

The levels in the left column of the table below represent hypothetical final worst of levels and are expressed as percentages of the initial worst of level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final worst of level (expressed as a percentage of the initial worst of underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent), assuming that the notes have not been automatically called on a call observation date (i.e., on each of the call observation dates the worst of closing level has not been equal to or greater than the initial worst of level). Thus, a hypothetical payment amount of 103.50% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 103.50% of the face amount of a note.

Hypothetical Final Worst of Level on the Determination Date (as Percentage of Initial Worst of Level)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on Any Call Observation Date (as Percentage of Face Amount)
135.00%	103.50%
115.00%	103.50%
100.00%	103.50%
90.00%	103.50%
80.00%	103.50%
70.00%	103.50%
60.00%	60.00%
50.00%	50.00%
40.00%	40.00%
30.00%	30.00%
20.00%	20.00%
0.00%	0.00%

If, for example, the notes have not been automatically called on a call observation date and the final worst of level were determined to be 20.00% of the initial worst of level, the cash settlement amount that we would deliver on your notes at maturity would be 20.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 80.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final worst of level were determined to be 135.00% of the initial worst of level, the payment amount that we would deliver on your notes at maturity would be 103.50% of the face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in final worst of underlier levels over the buffer level.

The table above assumes that your notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If, on the other hand, your notes are automatically called, the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the call premium amount times $1,000. Therefore, you would not benefit from any increase in the worst of closing level above the initial worst of level on any call observation date.

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payment amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying prospectus supplement no. 931.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity or on any call payment date or coupon payment date and the rate of return on the offered notes will depend on whether the notes are called, the actual initial worst of underlier levels, the call premium amount and the coupon rate we will set on the trade date and the actual final worst of level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated July 6, 2011, and “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes” in the accompanying prospectus supplement no. 931. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.

The amount of the excess will decline on a straight line basis over the period from the date hereof through November     , 2011. After November     , 2011, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-53 of the accompanying prospectus supplement no. 931.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes — Your Notes May Not Have an Active Trading Market” on page S-52 of the accompanying prospectus supplement no. 931.

You May Lose Your Entire Investment in

the Notes

You can lose all or substantially all of your investment in the notes. Assuming your notes are not automatically called earlier, the cash payment on your notes, if any, on the stated maturity date will be based on the underlier with the worst of underlier performance as measured from the initial worst of underlier level set on the trade date to the closing level of such underlier on the determination date. If the final worst of level for your notes is less than the buffer level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. Thus, you may lose your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you paid for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You Will Not Receive a Coupon Payment On the Corresponding Coupon Payment Date if the Worst of Closing Level Is Less Than the Coupon Trigger Level on Any Coupon Observation Date or the Notes Are Automatically Called

You will not receive a coupon payment on the corresponding coupon payment date if the worst of closing level is less than the coupon trigger level on any coupon observation date. In addition, if your notes are automatically called, no coupon will be paid on the corresponding coupon payment date. Even if you receive coupon payments on some of the coupon payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Cash Settlement Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will be Capped

Regardless of the worst of closing level on each of the call observation dates, the cash settlement amount you may receive on a call payment date is capped. Even if the worst of closing level on a call observation date exceeds the initial worst of level, causing the notes to be automatically called, the cash settlement amount on a call payment date will be capped, and you will receive an expected maximum payment on such date of between $1,035.00 and $1,040.00 (to be set on the trade date) for each $1,000 face amount of your notes. In addition, the cash settlement amount you may receive on the stated maturity date is capped. If your notes are not automatically called on a call observation date, the maximum payment you could receive on the stated maturity date with respect to each $1,000 face amount of your notes is expected to be between $1,035.00 and $1,040.00 (to be set on the trade date).

The Cash Settlement Amount or Coupon Payment You Will Receive on a Call Payment Date, Coupon Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Worst of Underlier at Any Time Other Than on the Applicable Call Observation Date, Coupon Observation Date or the Determination Date, as the Case May Be

The cash settlement amount you will receive on a call payment date, if any, will be paid only if the worst of closing level on the applicable call observation date is equal to or greater than the initial worst of level. The coupon payment you will receive on a coupon payment date, if any, will be paid only if the worst of closing level on the applicable coupon observation date is equal to or greater than the coupon trigger level but less than the initial worst of level. Therefore, the closing levels of the underliers on dates other than the call observation date or coupon observation date, as the case may be, will have no effect on your notes. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the worst of closing level on the determination date. Therefore, for example, if the closing level of one of the underliers dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underliers prior to such drop. Although the worst of closing level on the call payment dates, coupon payment dates, stated maturity date or at other times during the life of the notes may be higher than the worst of closing level on the call observation dates, coupon observation dates or the determination date, you will not benefit from the worst of closing level at any time other than on the call observation dates, coupon observation dates or on the determination date.

If the Final Worst of Level is Less Than the Buffer Level on the Determination Date, the Return on Your Note Will Be Negative and You May Lose All or a Significant Portion of Your Investment in the Notes

If your notes are not automatically called earlier, you may lose all or a significant amount of your investment in the notes if the closing level of one of the underliers decreases by more than 30% from the initial worst of underlier level (to be set on the trade date) to the determination date. The cash settlement amount, if any, you will receive at maturity will depend on the worst of closing level on the determination date only; you may receive significantly less than the principal amount of your notes regardless of the closing level of the underliers on any other day. You will receive the face amount of your notes at maturity only if the final worst of level is greater than or equal to the buffer level (assuming your notes have not been earlier called). Thus, depending on the final worst of level, you could lose a substantial portion, and perhaps all, of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on a call payment date, if the worst of closing level on the corresponding call observation date is greater than or equal to the initial worst of level. Therefore, the term for your notes may be reduced to a term of three months after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.

The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on a call payment date or the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as your notes that are currently characterized as prepaid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired an instrument such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental

Discussion of Federal Income Tax Consequences” below. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” below, unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE UNDERLIERS

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”).

As of August 8, 2011, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (10.55%), Consumer Staples (11.54%), Energy (12.39%), Financials (14.02%), Health Care (11.66%), Industrials (10.51%), Information Technology (19.13%), Materials (3.49%), Telecommunication Services (3.12%) and Utilities (3.58%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlier found in the accompanying prospectus supplement no. 931. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page A-23 of the accompanying prospectus supplement no. 931.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investment Group (“Russell”), and measures the composite price performance of stocks of approximately 2,000 companies incorporated in the U.S., its territories and certain “benefit-driven incorporation countries.” Additional information about the Russell 2000® Index is available on the following website: http://www.russell.com/Indexes. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of July 11, 2011, the 2,000 companies included in the Russell 2000 Index were divided into nine sectors. The sectors include: Consumer Discretionary (14.782%), Consumer Staples (2.904%), Energy (6.676%), Financial Services (21.433%), Health Care (12.697%), Materials & Processing (7.160%), Producer Durables (14.094%), Technology (15.956%) and Utilities (4.297%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The above information supplements the description of the underlier found in the accompanying prospectus supplement no. 931. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Russell 2000® Index” on page A-18 of the accompanying prospectus supplement no. 931.

Historical High, Low and Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the underliers during any period shown below is not an indication that the underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underliers as an indication of the future performances of the underliers. We cannot give you any assurance that the future performance of the underliers or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. During the period from January 2, 2008 through August 8, 2011, there were 531 18-month periods, the first of which began on January 2, 2008 and the last of which ended on August 8, 2011. In 11 of such 531 18-month periods, the worst of underlier closing level on the final date of such period had fallen below 70% of the worst of underlier closing level on the initial date of such period. Therefore, during approximately 2.07% of such 18-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 18 month periods and did not take into account holidays or non-business days. In calculating these figures we have assumed that the notes have not been automatically called.)

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers. The actual performance of the underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and closing levels of the S&P 500® Index and the Russell 2000® Index for each of the four calendar quarters in 2008, 2009 and 2010 and the first three calendar quarters of 2011 (through August 8, 2011). We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ending September 30 (through August 8, 2011)	1,353.22	1,119.46	1,119.46

Quarterly High, Low and Closing Levels of the Russell 2000® Index

	High	Low	Close
2008
Quarter ended March 31	753.55	643.97	687.97
Quarter ended June 30	763.27	686.07	689.66
Quarter ended September 30	754.38	657.72	679.58
Quarter ended December 31	671.59	385.31	499.45
2009
Quarter ended March 31	514.71	343.26	422.75
Quarter ended June 30	531.68	429.16	508.28
Quarter ended September 30	620.69	479.27	604.28
Quarter ended December 31	634.07	562.40	625.39
2010
Quarter ended March 31	690.30	586.49	678.64
Quarter ended June 30	741.92	609.49	609.49
Quarter ended September 30	677.64	590.03	676.14
Quarter ended December 31	792.35	669.45	783.65
2011
Quarter ended March 31	843.55	773.18	843.55
Quarter ended June 30	865.29	777.20	827.43
Quarter ending September 30 (through August 8, 2011)	858.11	650.96	650.96

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a contingent income bearing pre-paid derivative contract with respect to the underliers. In the opinion of Sullivan & Cromwell LLP, this is a reasonable method of treating the notes for United States federal income tax purposes although it is not the only reasonable method. Except as otherwise stated below, the discussion below assumes that the notes will be so treated. It might also be reasonable to treat the notes as (i) an investment unit consisting of a debt instrument and a put option or (ii) a single instrument subject to special rules governing contingent payment obligations, both as described below under “Alternative Treatments”.

Any coupon payments, call premium payments or portion of the cash settlement amount that exceeds the face amount that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your method of accounting for tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding, in the case of redemption, the call premium amount, and in the case of maturity, the portion of the cash settlement amount that exceeds the face amount) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should generally be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could assert that while your notes should generally be treated as discussed above, (i) you should not include the contingent coupon payments in income as you receive them and instead you should reduce your basis in your notes by the amount of the contingent coupon payments that you receive, or (ii) if you receive a call premium amount or a cash settlement amount in excess of the face amount, such amount should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at redemption or maturity.

In addition, the Internal Revenue Service might assert that your notes should be treated as an investment unit consisting of (i) a debt instrument issued by us to you and (ii) a put option on the worst-performing underlier written by you and purchased by us.

We urge you to consult your tax advisor concerning the tax consequences of an investment in your notes if your notes are so treated.

The Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

In addition, it is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. Except to the extent otherwise provided by law, The Goldman Sachs

Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Because the United States federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments (including any call premium payments or cash settlement amount in excess of the face amount) made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplements, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying prospectus supplements and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplements and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-10
The Underliers	PS-14
Supplemental Discussion of Federal Income Tax Consequences	PS-17

Prospectus Supplement No. 931 dated July 6, 2011
Summary Information	S-3
Hypothetical Returns on the Underlier-Linked Autocallable Notes	S-24
Additional Risk Factors Specific to the Underlier-Linked Autocallable Notes	S-46
General Terms of the Underlier-Linked Autocallable Notes	S-61
Use of Proceeds and Hedging	S-92
Supplemental Discussion of Federal Income Tax Consequences	S-94
Employee Retirement Income Security Act	S-100
Supplemental Plan of Distribution	S-101
The Underliers	A-1
Euro STOXX 50® Index	A-2
FTSE® 100 Index	A-7
MSCI EAFE Index	A-11
Russell 2000® Index	A-18
S&P 500® Index	A-23

Prospectus Supplement dated July 6, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-26
Employee Retirement Income Security Act	S-27
Supplemental Plan of Distribution	S-28
Validity of the Notes	S-29

Prospectus dated July 6, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	136
Conflicts of Interest	138
Employee Retirement Income Security Act	139
Validity of the Securities	140
Experts	140
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	141

$

The Goldman Sachs Group, Inc.

Autocallable Buffered Index-Linked

Notes due

(Linked to the Worst of the S&P 500® Index and the Russell 2000® Index)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.